UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2010

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4540 Alpine Avenue, Blue Ash, Ohio 45242
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On August 24, 2010, Nancy Dunlap was appointed as a director of AMP Holding Inc. (the “Company”)

There is no understanding or arrangement between Ms. Dunlap and any other person pursuant to which Ms. Dunlap was selected as a director of the Company.  Ms. Dunlap does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2009, Ms. Dunlap has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.  On August 24, 2010, Ms. Dunlap entered into a letter agreement with the Company pursuant to which she was appointed as a director of the Company in consideration of an annual fee of $40,000.  Additionally, the Company granted Ms. Dunlap options to purchase 325,000 shares of the Company’s common stock at US$0.60 per share.  The options will expire five years from the vesting period with 75,000 options vesting upon the signing of the agreement and 50,000 every six months thereafter for a total of 325,000 shares.

Ms. Dunlap has served as a Director of the Jon S. Corzine Foundation from 2000 to present and has also served as personal counsel to Jon S. Corzine and Director of The Corzine Home Office from 1999 to the present where she serves as trustee of the Jon S. Corzine Trust (the “Foundation”).  Ms. Dunlap is responsible for the management and allocation of the Foundation's resources and oversees its continuing programs.  Ms. Dunlap has served as Of Counsel to the New York law Firm Nadborny & Brinberg LLP from 2003 to the present.

Aside from her work with the Jon S. Corzine Foundation, Ms. Dunlap is also a Trustee of the Nation Institute from 2005 to the present.  Ms. Dunlap graduated with a B.A. from the University of Denver in 1973 and holds a J.D. from St. John's University School of Law which she received in 1991.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Director Agreement by and between AMP Holding Inc. and Nancy Dunlap dated August 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: August 27, 2010	By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: CEO